Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Dismissal of Summary Judgement Motion

East Rutherford, New Jersey – December 23, 2016 – Tel Instrument Electronics Corp. (“Tel” or “Company”) (NYSE MKT: TIK) announced today that it was informed that the Kansas Judge has rejected the Company’s summary judgment motion. The court has not issued a written order explaining the decision and, as such, we are unable to provide any details on why the judge denied our motion.
Mr. Jeff O’Hara, President and CEO of Tel, stated, “We continue to believe that Aeroflex’s case lacks merit and plan to file another summary judgement motion on the merits in early January 2017. The trial is currently scheduled for February 2017, although this date might be later given delays in depositions and the volume of motions being introduced. This lawsuit has been a significant drag on profitability for many years, and we look forward to a successful resolution in court.”
About Tel-Instrument Electronics Corp.
Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbour for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact: Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com